Exhibit 99.1

General Moly, Inc. — NYSE AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES AMENDMENT TO HANLONG AGREEMENT

ALLOWS FOR GREATER FLEXIBILITY RELATED TO TIMING OF PERMIT RECEIPT

LAKEWOOD, COLORADO — July 11, 2011, General Moly, Inc. (the “Company”) (NYSE Amex and TSX: GMO) announced amendments to the Securities Purchase Agreement (the “Securities Agreement”) and the Bridge Loan Agreement (the “Bridge Loan”) between the Company and Hanlong (USA) Mining Investment Inc. (“Hanlong”) that provide for greater flexibility with respect to Mt. Hope permit receipt and Chinese bank approval timelines.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, “We appreciate the continued support and relationship with Hanlong.  Both Companies continue to view our relationship as a long-term strategic one and are planning for success by providing both parties with some additional flexibility by recognizing that regulatory and government approval timelines can take longer than projected.  Due diligence and negotiation of specific loan terms with Chinese banks are progressing nicely.”

The amendment modifies a number of provisions contained within the agreements originally signed in March 2010, including:

•                  Bridge Loan Maturity.  Extends the maturity of the Bridge Loan from March 31, 2012 to the earliest of 270 days after the effectiveness of the Record of Decision (“ROD”), the bank loan availability or December 31, 2012.

•                  Elimination of Draft Environmental Impact Statement (“DEIS”) publication deadline.  DEIS deadline had been August 31, 2011.

•                  ROD deadline.  Extension of ROD deadline from November 30, 2011 to the earlier of nine months following DEIS publication or September 30, 2012. The ROD deadline remains extendable by up to three months to December 31, 2012 for fees described in the Securities Agreement.

•                  Bank loan availability.  Extends Hanlong’s commitment to deliver the bank loan from two months following ROD to nine months following ROD.

MT. HOPE PERMIT UPDATE

On May 6, 2011, comments from Cooperating and Reviewing agencies on the Mt. Hope project’s second Preliminary Draft Environmental Impact Statement (PDEIS) were received by the Bureau of Land Management (BLM).  Over the past two months, the BLM and its independent Environmental Impact Statement (EIS) contractor have been processing and responding to each comment.  Modifications to the Draft Environmental Impact Statement (DEIS) text are being made as needed to accommodate the comments and responses.  Once the local BLM office has reviewed and finalized the DEIS, the document will be released to the Department of the Interior in Washington D.C. for publication in the Federal Register, which will initiate the public comment phase of the EIS process.

Bruce D. Hansen said, “The BLM and its independent EIS contractor are continuing to make good progress on responding to the comments received on the second draft of the PDEIS.  We anticipate them to finalize and release the DEIS for publication most likely in August.  Once the DEIS is published, we expect the public comment period and finalization of the EIS to take six to nine months before  project authorization will be issued via a Record of Decision (ROD).  Progress also continues in regard to the Nevada State issued permits. (Air Quality, Water Pollution Control, Reclamation, and Dam Safety).  All of these permits are expected prior to the issuance of the ROD.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors and Business Development - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.